Infrastructure and Energy Alternatives, Inc.
Closes Public Offering of Common Stock and Pre-Funded Warrants

INDIANAPOLIS, Indiana, August 2, 2021 – Infrastructure and Energy Alternatives, Inc. (“IEA”) (NASDAQ: “IEA” or the “Company”), today announced the closing of its underwritten public offering of common stock and pre-funded warrants to purchase shares of common stock.

At closing, IEA issued 10,547,866 shares of its common stock and pre-funded warrants to purchase 7,747,589 additional shares of its common stock. The number of shares of common stock included 2,386,364 shares purchased by the underwriters upon exercise of an over-allotment option granted to them in the offering by IEA.

The shares of common stock and pre-funded warrants were sold at a price to the public of $11.00 per share of common stock and $10.9999 per pre-funded warrant. The underwriting discounts and commissions for shares of common purchased by public investors was $0.66 per share of common stock. All of the pre-funded warrants were issued to ASOF Holdings I, L.P. (“ASOF”), a fund managed by the Private Equity Group of Ares Management Corporation. The shares of common stock and pre-funded warrants were issued separately. The pre-funded warrants do not have a term and may be exercised for a price of $0.0001 per share immediately upon issuance. The pre-funded warrants were certificated, and were delivered by physical delivery at closing. There is no established public trading market for the pre-funded warrants and IEA does not expect a market to develop. The underwriters did not receive any discount or commissions for shares of common stock or pre-funded warrants purchased by ASOF.

The net proceeds to IEA from the offering, after deducting underwriting discounts and commissions and offering expenses payable by IEA, and including proceeds from the exercise of the over-allotment option, were approximately $196.3 million. IEA will use all of the net proceeds from the offering to repurchase and redeem a portion of its outstanding Series B Preferred Stock and pay the associated redemption premium as described in the final prospectus supplement relating to the offering.
Guggenheim Securities, LLC, acted as book-running manager and representative of the underwriters for the offering. BMO Capital Markets, CIBC Capital Markets and Fifth Third Securities acted as joint book-runners for the offering. D.A. Davidson & Co. and Thompson Davis acted as co-managers for the offering.
The securities described were offered by IEA pursuant to a shelf registration statement on Form S-3 (No. 333-251148), including a base prospectus, previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). The securities were offered only by means of a prospectus. A preliminary prospectus supplement and a final prospectus supplement relating to and describing the terms of the offering have been filed with the SEC. The final prospectus supplement is available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement and the accompanying base prospectus relating to the securities being offered may also be obtained by contacting Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, New York 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About IEA

Infrastructure and Energy Alternatives, Inc. is a leading infrastructure construction company with renewable energy and specialty civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. IEA offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of the larger providers in the renewable energy industry and has completed more than 240 utility scale wind and solar projects across North America. In the heavy-civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest IEA news and events.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipate,” “expect,” “could,” “may,” “intend,” “plan” and “believe,” among others, generally identify forward-looking statements. These forward-looking statements may include, but are not limited to, statements regarding the offering, such as the intended use of net proceeds from the offering. These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. A variety of factors, many of which are beyond our control, could cause actual future results or events to differ materially from those projected in the forward-looking statements in this release. For a full description of the risks and uncertainties which could cause actual results to differ from our forward-looking statements, please refer to IEA’s periodic filings with the SEC including those described as “Risk Factors” in IEA’s annual report on Form 10-K filed on March 8, 2021 and any quarterly reports on Form 10-Q filed thereafter. IEA does not undertake any obligation to update forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

Peter J. Moerbeek	Kimberly Esterkin
Chief Financial Officer	ADDO Investor Relations
Pete.Moerbeek@iea.net	iea@addo.com
800-688-3775	310-829-5400